EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of Spectra Energy Partners, LP on Form S-3 of our report dated February 23, 2011 related to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in the Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
August 11, 2011